Exhibit 99.1

Press Release

P.O. Box 59 Lebanon, OH 45036

Company Contact:	Investor and Media Contact:
Eric J. Meilstrup Chief Executive Officer LCNB National Bank (513) 932-1414 Shareholderrelations@lcnb.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

LCNB Corp. Appoints Susan B. Zaunbrecher to Board of Directors

Experienced Banking, Legal and Corporate Governance Executive Brings Extensive Strategic, M&A and Financial Services Expertise

LEBANON, Ohio – August 18, 2026 -- LCNB Corp. (NASDAQ: LCNB) (the “Company”), the holding company for LCNB National Bank (the “Bank”), today announced the appointment of Susan B. Zaunbrecher to the Boards of Directors of both LCNB Corp. and LCNB National Bank, effective immediately.

Zaunbrecher brings more than three decades of legal, financial services, corporate governance, and strategic leadership experience. She recently retired as Chief Legal Officer and Corporate Secretary of Fifth Third Bancorp where she was a member of the company’s senior governing body responsible for strategy, management, and operations of the Fortune 500 institution. During her tenure, she led a legal department of close to 100 professionals and contributed significantly to the organization’s strategic direction.

“We are pleased to welcome Susan to the Boards of LCNB Corp. and LCNB National Bank,” said Eric Meilstrup, Chief Executive Officer of LCNB Corp. “Susan brings an exceptional combination of banking industry knowledge, public company governance experience, strategic insight and legal expertise. Her experience at one of the country’s leading financial institutions, coupled with her extensive work advising businesses on complex transactions and strategic matters, will be highly valuable as LCNB continues to grow and execute on our long-term strategy.”

Zaunbrecher currently serves as Director of Special Projects and Strategic Initiatives at Dinsmore, where she focuses on firmwide strategic initiatives, professional development, major internal projects, community engagement and organizational alignment. Prior to joining Fifth Third, she spent nearly three decades at Dinsmore, becoming the first woman to chair the firm’s Corporate Department and serving on its Board of Directors and Executive Committee for nearly 20 years. She also led the firm’s Business, Acquisitions, and Securities Practice Group, focusing on complex transactions, mergers and acquisitions, and securities law.

“I am honored to join the Boards of LCNB Corp. and LCNB National Bank,” said Zaunbrecher. “LCNB has built a strong community banking franchise with a long history of serving its customers, shareholders, and communities. I look forward to working with Eric and my fellow directors as the Company continues to grow and create long-term value for its stakeholders.”

Zaunbrecher earned her J.D. from the University of Cincinnati College of Law and her B.A. from Newcomb College of Tulane University. She has held numerous civic and community leadership positions, including board roles with the Cincinnati Art Museum, Cincinnati Museum Center, the Alpaugh Family Economic Center at the University of Cincinnati, REDI Cincinnati and Pro Bono Partnership of Ohio.

About LCNB Corp.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Through its subsidiary, LCNB National Bank (the “Bank”), founded in 1877, it serves customers and communities in Southwest and South-Central Ohio. A financial institution with a long tradition for building strong relationships with customers and communities, the Bank offers convenient banking locations in Butler, Clermont, Clinton, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren Counties, Ohio. The Bank continually strives to exceed customer expectations and provides an array of services for all personal and business banking needs including checking, savings, online banking, personal lending, business lending, agricultural lending, business support, deposit and treasury, investment services, and wealth management services. LCNB Corp. common shares are traded on the NASDAQ Capital Market Exchange® under the symbol “LCNB.”

Learn more about LCNB Corp. at www.lcnb.com